Exhibit 10.63
FORM OF RETENTION AGREEMENT
Because you are an important part of the management and professional team of Texas Eastern Products Pipeline Company, LLC (“Company”), the general partner of TEPPCO Partners, L.P. (the “Partnership”), it has been determined that it is in the best interests of the Partnership and its unit holders to offer you appropriate incentives to continue to focus on the business of the Partnership during the shared-service integration process between the EPCO, Inc. (“EPCO”) family of entities and the Company. Only those employees who are selected shall be eligible to participate in this retention program.
The retention program is implemented through individualized agreements entered into between EPCO and each participant which becomes effective with respect to a participant immediately upon such participant and an appropriate officer of EPCO executing same.
This Retention Agreement (“Agreement”) is made and entered into effective                     , 2006, (“Effective Date”) between EPCO and                      (“Employee”).
WHEREAS, EPCO desires to enter into this Agreement with Employee to provide a method for providing retention payment to encourage continued high performance and to encourage Employee to remain employed through the shared-service integration process.
NOW, THEREFORE, in consideration thereof and of the covenants hereafter set forth, the parties hereby agree as follows:
Provided Employee shall have remained as an active fulltime employee of EPCO from the Effective Date through December 31, 2007 without interruption, EPCO shall pay to Employee in cash, on or before January 31, 2008, a gross amount equal to the product of the amount of Employee’s base annual salary on December 31, 2007 times                     %, less applicable withholding (“Retention Payment”).
In addition, Employee must maintain a satisfactory level of performance during the retention period to be eligible for the Retention Payment. In the event Employee is involuntarily terminated due to poor performance, no Retention Payment shall be made to Employee. Employee is not eligible for a Retention Payment if Employee voluntarily terminates employment, is terminated for ‘cause’ or retires on or before December 31, 2007.
Employee understands that the terms of this Agreement are confidential and Employee shall not disclose either the existence of this Agreement nor the terms hereof. Should Employee violate the confidentiality provisions of this Agreement, Employee shall not be eligible for the Retention Payment.
EPCO, Inc.

By:
Name:	Employee:

Title: